EXCLUSIVE DISTRIBUTION AND LICENSE AGREEMENT

THIS AGREEMENT, made and entered into this 25th day of January, 2006, by and between Prion Developmental Laboratories, Inc., a Delaware corporation (hereinafter referred to as “PDL”), and Genesis Bioventures, Inc., a New York corporation (hereinafter referred to as "GBI").

W I T N E S S E T H:

WHEREAS, PDL is engaged in the manufacture, sale, and distribution of diagnostic tests for Transmissible Spongiform Encephalopathies (TSE’s), specifically, assays for: Bovine Spongiform Encephalopathy (BSE); Chronic Wasting Disease (CWD); Scrapie; Creutzfeldt-Jakob Disease (CJD); and, Variant CJD (the "Products"); and

WHEREAS, PDL desires to appoint GBI as PDL's sole authorized direct sales agent and distributor of the Products (as hereinafter defined) in the Territory (as hereinafter defined) on the terms and conditions set forth herein; and

WHEREAS, GBI desires to obtain an appointment to become PDL's sole authorized sales agent and distributor of the Products in the Territory subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of mutual promises hereinafter set forth, it is agreed by and between the parties as follows:

ARTICLE I
DEFINITIONS

1.01    "Affiliate" shall mean, with respect to any specified Person, a Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, the Person specified.

1.02    "Control" shall mean the possession by any Person or a related group of Persons directly, or indirectly through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of a majority of the outstanding voting securities, membership interests or partnership interests of such Person, through contract rights, a "parent-subsidiary," "affiliate" or a "branch" relationship, or otherwise. "Controlled" means to be under the Control of the specified Person. "Controls" or "Controlling" means the possession of Control.

1.03    "Copyrights" shall mean all copyrights owned by, or licensed to, PDL with respect to the Products or the packaging thereof.

1.04    “Field” shall mean prion and prion disease tests owned by PDL, developed by PDL, assigned to PDL and licensed to PDL to diagnose, monitor, and assess animal and human Transmissible Spongiform Encephalopathies (TSE’s) pathology, specifically,

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assays for: Bovine Spongiform Encephalopathy (BSE); Chronic Wasting Disease (CWD); Scrapie; Creutzfeldt-Jakob Disease (CJD);and, Variant CJD.

1.05    "International Accounts" shall mean those Persons (and their Affiliates) with multinational operations that are designated by PDL from time to time as customers or accounts to which PDL or a representative or agent of PDL located outside the Territory may sell Products for delivery in the Territory, free of any restrictions hereunder or claims of GBI in respect thereof.

1.06    "Liabilities" shall mean any and all liabilities, judgments, damages, losses, penalties, fines, costs, and expenses (including court costs, attorney fees and experts' fees) incurred by any Person.

1.07    “Net Profit” shall mean net sales less cost of goods sold, general operating expenses, depreciation and amortization.

1.08    “Net Sales” shall mean the gross sales of PDL product sold by GBI, GBI Affiliates or GBI Sublicensees less product returns, product discounts and allowances.

1.09    "Person" shall mean an individual, proprietorship, trust, estate, personal representative, partnership, joint venture, limited liability company, corporation, private company, public limited company, or other organization or entity.

1.10    "Products" shall mean the products specifically identified in Exhibit A attached hereto, or as such Exhibit A may be amended from time to time during the term of this Agreement.

1.11    "Purchase Order" shall mean a purchase order or similar communication received by PDL from GBI (including any such communication received from any of GBI's shareholders, directors, officers, members, owners, employees, agents, or other representatives) or from any other Person offering to purchase a particular quantity of Products.

1.12    “Sale”, “Sell” or “Sold” shall mean the transfer or disposition of a PDL PRODUCT by GBI, GBI Affiliate or GBI Sublicensee for value to a party other than GBI.

1.13    “Sublicensee” shall mean any company, entity, business or Affiliate that GBI sublicenses or grants its rights under this Agreement to during the term of this agreement.

1.14    “Technology” shall mean all PDL intellectual property including, but not limited to, all PDL patents, trade secrets, know how, and trademarks owned by PDL, assigned to PDL or licensed to PDL that are required for GBI to exercise its rights under the contemplated license agreement to distribute, market, use and sell PDL Products.

1.15    "Territory" means (subject to the provisions of Section 4.01 hereof) the geographic area in which GBI is appointed as PDL's sole authorized direct sales agent and distributor of the Products, as identified on Exhibit B attached hereto, or as such Exhibit B may be amended from time to time during the term of this Agreement.

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1.16    "Trademarks" shall mean any and all trade names, trademarks, logos, insignia, and other names and designs used to identify, distinguish, and advertise the Products, whether owned by, or licensed to, PDL.

1.17    "Warranty" means a commitment that a certain fact regarding a subject of this Agreement (such as the quality of a Product) is, or shall be, as it is expressly or by implication declared or promised to be.

ARTICLE II
APPOINTMENT OF GBI

2.01    Appointment. For and during the term and subject to the provisions and conditions of this Agreement, PDL (a) appoints GBI as PDL's sole direct sales agent and distributor of the Products, and only the Products, in the Territory, and (b) subject to the provisions of Sections 2.06, 3.04, and 4.01 below, covenants not to supply the Products in the Territory to any other reseller thereof.

2.02    Elimination of Products. Notwithstanding any provision to the contrary herein, this Agreement shall automatically be amended to delete from the sales and distributorship rights herein granted to GBI any Product or Products produced or sold by PDL when and if (a) PDL shall cease to have the necessary intellectual property license or rights to produce the Products or to sell the Products in the Territory or (b) the Product or Products shall cease to be produced or sold by PDL. PDL shall have no liability in connection with discontinuing the sale of any Products.

2.03    Requirements and Sourcing. GBI agrees to purchase from PDL all of its requirements for resale of the Products within the Territory. GBI shall not purchase or otherwise acquire, nor shall GBI permit any Affiliate of GBI to purchase or otherwise acquire, Products for resale in the Territory other than from PDL.

(a)      Right to Manufacture. PDL agrees to give GBI a first right of refusal to manufacture the Products if PDL or PDL’s manufacturer fails to provide GBI with the minimum quantities in any quarter during the term of the Agreement. PDL shall license or cause to have licensed all manufacturing rights, intellectual property, trade secrets, know how, equipment, reagents and supplies to GBI if GBI acquires the manufacturing rights from PDL. The terms and conditions of a manufacturing arrangement shall be negotiated in good faith at a later date if GBI acquires the manufacturing rights from PDL.

2.04    Restrictions to the Territory. GBI shall not (a) seek out customers for the Products or advertise or market the Products for resale outside of the Territory, except as allowed under existing Canadian Rights agreement executed between PDL and GBI; (b) establish any Affiliate, branch, warehouse, or other entity or facility outside the Territory in connection with the resale of the Products; (c) sell or transfer any Products for delivery, directly or indirectly, outside the Territory; (d) sell the Products via the Internet, television, or other electronic media accessible to Persons located outside the Territory; or (e) permit any Affiliate of GBI to engage in any actions prohibited to GBI hereunder.

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2.05    End-User Sales by GBI. GBI acknowledges and agrees that its appointment hereunder is for the exclusive purpose of distributing the Products to resellers located in the Territory. Additionally, GBI (i) shall be licensed to sell and deliver the Products to resellers thereof in the Territory and to end-user customers and (ii) shall be licensed to sell the Products via the Internet, television, catalog, magazine, or any other medium primarily intended for, or used by, end-user customers.

2.06	PDL's Permitted Sales.

(a)        GBI acknowledges and agrees that PDL may sell Products to customers for delivery outside the Territory, some of which customers could decide, without PDL's authorization, to resell the Products for delivery into the Territory. Accordingly, PDL shall incur no Liabilities to GBI with respect to sales of Products made by customers of PDL within the Territory unless such sales are expressly authorized by PDL.

ARTICLE III

PRICES, ROYALTIES, TERMS, AND CONDITIONS OF SALE, USE AND DISTRIBUTION

3.01    PDL's Terms and Conditions. GBI hereby acknowledges and agrees that GBI and PDL agree to the Terms and Conditions of International Sales attached hereto as Exhibit C, (the "Terms and Conditions"). Except as otherwise agreed in writing by the parties, all Purchase Orders placed by GBI, all sales of Products to GBI, and all related transactions between the parties as contemplated hereunder shall be subject to, and governed by, the Terms and Conditions, and GBI's compliance with such Terms and Conditions is a fundamental obligation under this Agreement. References in the Terms and Conditions to the "Customer" shall be deemed to mean GBI hereunder. The parties agree that the Terms and Conditions are hereby incorporated by this reference in this Agreement as if fully stated in the text herein, and all references herein to this Agreement shall include such Terms and Conditions. The rights and remedies set forth in the Terms and Conditions shall be cumulative with rights and remedies set forth in this Agreement. In the event of any conflict between the text of this Agreement and the Terms and Conditions, the text of this Agreement shall prevail.

3.02	Pricing and Invoicing.

(a)        PDL will, from time to time, advise GBI of its current prices for the Products; provided, however, GBI acknowledges and agrees that the prices charged by PDL to GBI for particular sales of Products may take into account, among other things, the quantities thereof ordered by GBI. The parties understand and agree that PDL may change the prices of any or all of the Products at any time or times during the term of this Agreement, without prior notice. All sales of Products made by PDL to GBI will be invoiced to GBI in United States dollars at PDL's prices as in effect on the date of PDL's acceptance of the applicable Purchase Order.

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(b)        PDL and GBI agree that the initial price for Products shall be not greater than $3.00 per test. PDL and GBI also agree that PDL’s price per test to GBI shall not increase more than 5.0% per year.

(c)        Without limitation of any other remedy available to PDL, if GBI shall fail to pay PDL in full for any shipment of Products within the applicable time period set forth in the Terms and Conditions, then (i) GBI shall forfeit any and all price discounts and other preferential terms and conditions otherwise granted by PDL with respect to such shipment, thereby entitling PDL to charge back against GBI the entire discount and (ii) PDL may, in its sole and absolute discretion, place GBI on "shipping hold" with respect to any pending or future Purchase Orders.

3.03    Advance Payment or Payment Security. Notwithstanding any payment terms previously adopted by the parties, PDL may, in its sole and absolute discretion, refuse to accept any Purchase Order and withhold delivery of Products subject to a Purchase Order unless and until PDL receives advance cash payment, a letter of credit, or other payment security satisfactory to PDL with respect to such Purchase Order. Any letter of credit shall be in such form, contain such terms and conditions, and be issued and confirmed by such bank as are acceptable to PDL. Except as expressly waived by PDL in writing, each such letter of credit must be confirmed by a bank in the United States selected by PDL and otherwise comply with any Letter of Credit Guidelines issued by PDL from time to time. GBI will bear and pay the full cost of obtaining the issuance and confirmation of each such letter of credit. The opening of a letter of credit shall not release GBI from any obligation to pay PDL for any shipment of Products unless and until PDL receives full and final payment thereunder for such Products; provided, however, that failure by GBI to open any required letter of credit shall constitute a fundamental breach of this Agreement and of the terms of any sale hereunder.

3.04    Royalties. In consideration of rights granted by PDL to GBI under this Agreement, GBI agrees to pay PDL the following

(a).      GBI will pay an annual royalty to PDL equal to 10% of Net Profits of Sales of PDL Products sold by GBI or by GBI Sublicensees for each product when GBI achieves a net product on sale of PDL Product.

(b)        Net Profits of sales of PDL Products shall be determined on an annual basis and reported not less than 90 days after the close of the prior fiscal year.

(c)        Royalty payments that are due to PDL shall be paid to PDL by GBI not less than 30 days following reporting of GBI Net Profits of sales of PDL products.

(d)        Royalties shall be determined and, when a Royalty is determined due, shall be paid for each PDL Product Sold by GBI and shall not be determined on a cumulative basis.

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3.05	Default by GBI.

(a)        If GBI breaches or fails to fulfill any obligation or condition applicable to GBI under this Agreement in a timely manner, including without limitation any payment terms set forth in the Terms and Conditions, PDL may, without limitation of any other rights or remedies under this Agreement or applicable law, at PDL's sole discretion and election, (i) withhold deliveries of Products and suspend performance of accepted Purchase Orders; (ii) cancel any pending Purchase Orders of GBI; (iii) revoke or delay any preferential delivery dates for new Products previously established by PDL applicable to GBI; (iv) cancel and otherwise disregard the restrictions set forth in Section 2.01 with respect to PDL's supply of Products to other resellers in the Territory; (v) require payment in full for all past, pending, and future Purchase Orders before delivery of any further Products; and (vi) place Products allocated to any pending Purchase Order of GBI in storage, at GBI's cost, until GBI shall have effected a cure satisfactory to PDL (including payment of all amounts due).

(b)        Any and all Liabilities incurred by PDL as a result of GBI's breach or nonfulfillment of this Agreement (including the Terms and Conditions) shall be payable and reimbursable to PDL by GBI promptly upon submission of PDL's invoices therefor. PDL shall also be entitled to an extension of time for performance of any pending obligations equaling the period of GBI's breach or nonfulfillment whether or not PDL elects to suspend performance. If GBI's breach or nonfulfillment is not remedied by GBI promptly upon receipt of notice thereof, PDL may (in addition to any and all remedies available under this Agreement or applicable law) cancel this Agreement under the provisions of Section 7.03 hereof, and GBI shall pay PDL its charges for cancellation upon submission of PDL's invoices therefor.

ARTICLE IV
DUTIES OF GBI

4.01	Performance Standards.

(a)        GBI agrees to purchase from PDL and resell in the Territory each of the annual minimum volumes of Products reasonably established by GBI from time to time, as measured in United States dollars against purchases by GBI at PDL's prices to GBI, including but not limited to each of the annual minimum volumes set forth in Exhibit D attached hereto. Volume carried in one category of Products shall not count toward volume requirements in other categories of Products for which a separate minimum volume is stated in Exhibit D. PDL shall also have the right to establish certain minimum volumes for identified regions within the Territory (aggregating to the minimum volume in effect for the Territory as a whole), and GBI shall purchase for resale in such regions sufficient Products to satisfy any such regional minimum volumes.

(b)        GBI's failure to satisfy any one or more of the minimum sales volumes set forth in Exhibit D or otherwise established by PDL for the Territory as a whole shall, if not remedied by GBI within Ninety (90) days of notice of failure, notwithstanding GBI's satisfaction of any other minimum sales volume set forth therein, entitle PDL, at its sole option and discretion, either to (i) cancel this Agreement and GBI's

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appointment hereunder for cause pursuant to Section 7.03 hereof or (ii) appoint one or more additional distributors of the Products in the Territory.

(c)        The rights and remedies of PDL under this Section 4.01 are in addition to, and cumulative with, the rights and remedies of PDL under applicable law or arising elsewhere in this Agreement (including without limitation the provisions of Article VIII hereof).

4.02    GBI's Business. GBI agrees to maintain such suitable place or places of business and to employ such personnel and sales organization, at GBI's sole expense, as may reasonably be required to successfully promote the sale of the Products in the Territory. GBI shall, at all times, (a) use its best efforts to promote the sale of the Products in the Territory; (b) maintain adequate stocks of the Products to display and demonstrate all the Products and to fill orders within the Territory; (c) maintain such appropriate facilities as PDL may from time to time reasonably require, or in the absence of any express requirement by PDL, such facilities as would be appropriate under the circumstances in order to operate a first-class sales agent and distributorship for the Products; (d) provide, at PDL's request, access for PDL or its agents to GBI's facilities during normal business hours for purposes of inspecting such facilities and the operations and records of GBI; and (e) comply with all distribution policies of general application established from time to time by PDL.

4.03    Import Laws. GBI accepts exclusive responsibility and liability for complying with all export, import, and customs laws and regulations applicable in the Territory, including but not limited to any requirements that this Agreement or any other document in connection herewith be registered with or approved by any governmental authority in order to effectuate the purposes of this Agreement.

4.04	Periodic Reports and Audits.

(a)        GBI agrees to make written reports, not less frequently than quarterly and in all events promptly upon request by PDL, of GBI's business prospects, financial condition, marketing efforts, sales results, and other activities pursuant to GBI's appointment hereunder. Such reports shall include accurate and complete information concerning all matters relevant to the performance of GBI hereunder, including but not limited to GBI's financial statements, GBI's volume of sales of Products in the Territory or in any market area within the Territory, GBI's advertisements and other efforts to promote the Products, and GBI's knowledge and information concerning the activities of competitors, intellectual property infringements, changes in laws applicable in the Territory affecting the Products, their importation, distribution, or any product liability matters relating thereto.

(b)        GBI shall immediately report, by written notice given to PDL, the occurrence of any of the following: (i) a change in the Person or Persons in Control of GBI or its business or assets; (ii) a change in the legal status of GBI (e.g., incorporating, dissolving, liquidating, merging or amalgamating with any other Person or Persons, or changing legal or trade names); (iii) any sale or other transfer of all or any portion of GBI's business or assets to another Person other than in the ordinary course of GBI's

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business; or (iv) any significant change in the financial condition or results of GBI.

(c)        GBI agrees that PDL may, at its own expense upon reasonable notice, and from time to time during the term of this Agreement, review and audit GBI's books and records relating to GBI's sales of Products, to the extent PDL determines such review is necessary or appropriate to evaluate GBI's compliance with the provisions of this Agreement. GBI agrees to furnish PDL adequate access to its facilities and books and records for such purposes.

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ARTICLE V

DUTIES OF PDL

5.01	Performance Standards.

(a)        PDL agrees to sell Products to GBI for resale and use in the Territory in quantities not less than each of the annual minimum volumes of Products reasonably established by GBI from time to time, as measured in United States dollars against purchases by GBI at PDL's prices to GBI, including but not limited to each of the annual minimum volumes set forth in Exhibit D attached hereto. Volume carried in one category of Products shall not count toward volume requirements in other categories of Products for which a separate minimum volume is stated in Exhibit D.

(b)        PDL's failure to satisfy any one or more of the minimum sales volumes set forth in Exhibit D or otherwise established by GBI for the Territory as a whole shall, if not remedied by PDL within Ninety (90) days of notice of failure, notwithstanding PDL’s satisfaction of any other minimum sales volume set forth therein, entitle GBI, at its sole option and discretion, either to (i) cancel this Agreement hereunder for cause pursuant to Section 7.03 hereof; (ii) seek alternative manufacturers of Product for sale to GBI; or (iii) exercise GBI’s first right of refusal to manufacture the Products.

(c)        The rights and remedies of GBI under this Section 4.01 are in addition to, and cumulative with, the rights and remedies of GBI under applicable law or arising elsewhere in this Agreement (including without limitation the provisions of Article VIII hereof).

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5.02    PDL's Business. PDL agrees to maintain such suitable place or places of business and to employ such personnel and sales organization, at PDL's sole expense, as may reasonably be required to successfully develop, have approved for sale and manufacture for sale to GBI, or caused to be manufactured for sale, the Products in the Territory. PDL shall, at all times, (a) prosecute and maintain all patents and trademarks for Products in all countries where GBI sells and distributes or intends to sell and distribute PDL Products; (b) use its best efforts to have Products approved for sale in countries required by GBI; (c) maintain adequate stocks of the Products and reagents to manufacture or cause to have manufactured PDL Products; (d) produce and maintain technical Product information on each Product required for GBI to sell and distribute PDL Products; (e) maintain such appropriate facilities as GBI may from time to time reasonably require, or in the absence of any express requirement by GBI, such facilities as would be appropriate under the circumstances in order to operate a product development and manufacturing company for the Products; (f) provide, at GBI's request, access for GBI or its agents to PDL’s facilities during normal business hours for purposes of inspecting such facilities and the operations and records of PDL; and (g) comply with all product development and manufacturing policies of general application established from time to time by GBI.

5.03    Export Laws. PDL agrees to provide any information and documentation necessary for GBI to meet its export, import and customs laws obligations and regulations under 4.03, including but not limited to any requirements that this Agreement or any other document in connection herewith be registered with or approved by any governmental authority in order to effectuate the purposes of this Agreement.

5.04	Periodic Reports and Audits.

(a)        PDL agrees to make written reports, not less frequently than quarterly and in all events promptly upon request by GBI, of PDL's Product development status, Product approvals for sale status; new Product developments; Product manufacturing status; monoclonal antibody reagent availability status; improved monoclonal antibody reagent development status; business prospects, financial condition, and other activities pursuant to PDL's responsibilities hereunder. Such reports shall include accurate and complete information concerning all matters relevant to the performance of PDL hereunder, including but not limited to PDL’s financial statements, PDL’s manufacturing volume of Products in the Territory or in any market area within the Territory, PDL's Product package inserts; and, PDL's knowledge and information concerning the activities of competitors, intellectual property infringements, changes in laws applicable in the Territory affecting the Products, their approval for sale or use; their importation, distribution, or any product liability matters relating thereto.

(b)        PDL shall immediately report, by written notice given to GBI, the occurrence of any of the following: (i) a change in the Person or Persons in Control of PDL or its business or assets; (ii) a change in the legal status of PDL (e.g., incorporating, dissolving, liquidating, merging or amalgamating with any other Person or Persons, or changing legal or trade names); (iii) any sale or other transfer of all or any portion of PDL’s business or assets to another Person other than in the ordinary course of PDL's

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business; or (iv) any significant change in the financial condition or results of PDL.

(c)        PDL agrees that GBI may, at GBI’s expense upon reasonable notice, and from time to time during the term of this Agreement, review and audit PDL's books and records, including records relating to PDL's development and manufacture of Products, to the extent GBI determines such review is necessary or appropriate to evaluate PDL’s compliance with the provisions of this Agreement. PDL agrees to furnish GBI adequate access to its facilities and books and records for such purposes.

ARTICLE VI

INTELLECTUAL PROPERTY RIGHTS

6.01    License Grant. PDL hereby grants to GBI an exclusive, fully paid up, worldwide license to PDL Technology to distribute, market, use and sell PDL Product in the Field in the Territory for the Term of the Agreement with the right to sublicense to GBI sublicensees and Affiliates.

6.02	Patents, Trademarks and Copyrights.

(a)        The parties understand and agree that any or all Products sold to GBI hereunder may bear markings or legends installed or placed thereon by or for PDL. GBI covenants and agrees that said markings, legends, or trade names shall not be removed, concealed, or covered by GBI without the prior written consent of PDL.

(b)        GBI shall have no rights to use the Patents, Trademarks or Copyrights, or any variations thereof, except as authorized in this Agreement or as may be approved in writing by PDL. In connection with any authorized use of the Patents, Trademarks or Copyrights, GBI shall clearly disclose and display PDL's rights therein. GBI shall identify the Products only by use of the Patents, Trademarks and Copyrights and will not use the Patents, Trademarks or Copyrights in connection with any other goods or services.

(c)        In the event that PDL, or any agent of PDL, elects to make any filing or to obtain any governmental protection of the Patents, Trademarks or Copyrights in the Territory, the parties shall fully cooperate in order to do so. All expenses related to the registration of the Patents, Trademarks or Copyrights in the Territory for the protection of PDL shall be borne by PDL; provided, however, if any jurisdiction in the Territory requires that any filing be made or governmental approval be given in order for this Agreement to be effective therein with respect to the rights and obligations of the parties vis-à-vis each other, then the expenses incurred in such filing or obtaining such governmental approvals shall be borne equally between PDL and GBI.

(d)        GBI acknowledges PDL's proprietary rights in and to the Patents, Trademarks and Copyrights relating to the Products. GBI shall not adopt, use, or register any words, phrases, or symbols that are identical or confusingly similar to any of the Trademarks. Upon termination or cancellation of this Agreement, GBI shall cease and

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desist from using the Patents, Trademarks and Copyrights in any manner. In addition, GBI hereby empowers PDL and agrees to assist PDL, if requested, to cancel, revoke, or withdraw any governmental registration or authorization permitting GBI to use the Patents, Trademarks and Copyrights in the Territory.

6.03    Infringements. GBI shall promptly notify PDL of any use by any third party of the Patents, Trademarks or Copyrights or any use by such third parties that may constitute an infringement or passing off of the Patents, Trademarks or Copyrights. PDL reserves the right at its sole discretion to institute any proceedings against those third-party infringers, and GBI shall refrain from doing so. GBI agrees to cooperate fully with PDL in any action taken by PDL against such third parties, provided that all damages that may be awarded or agreed upon in settlement of such action shall accrue to PDL. In addition, PDL agrees to reimburse GBI any expenses GBI may incur in any such action or actions taken by PDL.

6.04    Warranty by PDL. PDL guarantees and warrants any copyright, trademark, patent, or other intellectual property protection to GBI in or relating to any of the Products covered by this Agreement. PDL shall be obligated, liable, and in any way responsible to GBI because of any alleged or actual violations of patent rights, trademarks, trade names, copyrights, or other intellectual property rights, from and in connection with the sale, distribution and use of any Products.

6.05    Waiver of Claims by GBI. GBI hereby represents and agrees that it does not have any claim, right, title, or interest in any know-how, patent rights, trade secrets, or similar rights used to develop the Products other than those rights included in this Agreement, and to the extent GBI may have or may in the future have any such claim, right, title, or interest, GBI hereby assigns, licenses, and transfers irrevocably back to PDL any and all such claim, right, title, or interest.

ARTICLE VII
GBI'S ASSURANCES TO PDL AND PDL’S ASSURANCES TO GBI

7.01	No Agency.

(a) GBI shall have no authority to represent PDL in the Territory or elsewhere as an agent, nor to bind PDL by any contract, representation, understanding, act, or deed concerning PDL or any of the Products. Neither the making of this Agreement nor the performance of any of the provisions hereof shall be construed to constitute GBI as an agent or representative of PDL for any purpose, nor shall this Agreement be deemed to establish a partnership or joint venture.

(b) PDL shall have no authority to represent GBI in the Territory or elsewhere as an agent, nor to bind GBI by any contract, representation, understanding, act, or deed concerning GBI. Neither the making of this Agreement nor the performance of any of the provisions hereof shall be construed to constitute PDL as an agent or representative of GBI for any purpose, nor shall this Agreement be deemed to establish a partnership or joint venture.

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7.02	Sales Activity by GBI.

(a)        All sales by GBI of Products will be in its own name and for its own account, it being understood that GBI is an independent organization reselling, distributing and using Products that it has purchased from PDL.

(b)        GBI assumes full responsibility for all Liabilities that it incurs in carrying out GBI's obligations under this Agreement, including but not limited to all salary, commission, advertising, demonstration, travel, and accommodation expenses related to the marketing, storage, distribution, and sale of Products in the Territory.

(c)        PDL assumes full responsibility for all Liabilities that it incurs in carrying out PDL's obligations under this Agreement, including but not limited to all salary, commission, advertising, demonstration, travel, and accommodation expenses related to the development, production, manufacture, approval for sale, and intellectual property of Products in the Territory.

7.03    Sublicenses. PDL hereby grants to GBI all rights to appoint and sell Products to any Sublicensee or similar reseller of the Products in the Territory as expressly permitted in this Agreement. Any Sublicense shall be required by GBI to comply with the provisions and restrictions set forth in Article IV and in Sections 2.04, 5.04, 8.06, 8.07, 11.01, and 11.11 hereof to the same extent as such provisions apply to GBI and its Affiliates. In addition, GBI shall indemnify and hold PDL harmless from and against any and all Liabilities incurred by GBI arising from or in any way related to any act or omission on the part of such permitted Sublicensee or any of its employees, agents, or representatives (including, without limitation, any breach by such Sublicensee of the above-stated provisions and restrictions).

7.04	Confidentiality.

(a) GBI acknowledges that, pursuant to this Agreement, GBI will have access to PDL's proprietary and confidential information and data, including confidential financial information, customer information, designs, processes, and other proprietary and secret information ("Confidential Information"). GBI further acknowledges that PDL desires for good and valid purposes to protect the Confidential Information and has taken steps to protect same. GBI agrees (i) to keep all Confidential Information secret and not disclose same to any third party without the prior written authorization of PDL unless such Confidential Information is in the public domain; (ii) to disclose Confidential Information only to those employees of GBI who require such disclosure and who are under a duty of confidentiality with respect to such Confidential Information or to any governmental agency that requires GBI to disclose Confidential information to it for the purposes of approval to sell or distribute Products under the governmental agencies control and jurisdiction; (iii) to take all necessary steps to protect and preserve such Confidential Information pursuant to all applicable laws and regulations of the jurisdictions within the Territory; (iv) not to duplicate (or cause to be duplicated) any such

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Confidential Information without prior written authorization from PDL; (v) to use Confidential Information solely for the purposes set out in this Agreement; and (vi) upon cancellation or termination of this Agreement, to return all documents, computer disks, and other materials containing Confidential Information, and all copies thereof, to PDL.

(b) PDL acknowledges that, pursuant to this Agreement, PDL will have access to GBI's proprietary and confidential information and data, including confidential customer information, market information, processes, and other proprietary and secret information ("Confidential Information"). PDL further acknowledges that GBI desires for good and valid purposes to protect the Confidential Information and has taken steps to protect same. PDL agrees (i) to keep all Confidential Information secret and not disclose same to any third party without the prior written authorization of GBI unless such Confidential Information is in the public domain; (ii) to disclose Confidential Information only to those employees of PDL who require such disclosure and who are under a duty of confidentiality with respect to such Confidential Information or to any governmental agency that requires PDL to disclose Confidential information to it for the purposes of approval to sell or distribute Products under the governmental agencies control and jurisdiction; (iii) to take all necessary steps to protect and preserve such Confidential Information pursuant to all applicable laws and regulations of the jurisdictions within the Territory; (iv) not to duplicate (or cause to be duplicated) any such Confidential Information without prior written authorization from GBI; (v) to use Confidential Information solely for the purposes set out in this Agreement; and (vi) upon cancellation or termination of this Agreement, to return all documents, computer disks, and other materials containing Confidential Information, and all copies thereof, to GBI.

7.05	Indemnity by GBI.

(a)        GBI agrees to indemnify and hold PDL harmless against, and promptly on demand reimburse and make PDL whole for and in respect of, all Liabilities incurred by PDL arising out of or resulting from (i) any breach or nonfulfillment of any provision of this Agreement by GBI; (ii) any acts or omissions of GBI or its agents or employees; (iii) any claim of a customer of GBI or any direct or indirect purchasers therefrom against PDL alleging breach or nonfulfillment of a Warranty or a remedy therefor not expressly given by PDL in writing; (iv) any claim, suit, or arbitration filed by GBI against PDL in contravention of or inconsistent with PDL's rights under this Agreement; or (v) PDL's enforcement of its rights under this Agreement.

(b)        If any lawsuit or enforcement action is filed or initiated against PDL under circumstances entitling PDL to the benefit of indemnity under Subsection 7.05(a)(i), (ii), or (iii), GBI shall provide PDL with a vigorous and competent legal defense thereto, unless PDL elects to take control of the investigation and defense of such suit or enforcement action, in which case PDL may engage attorneys of its own choice to handle and defend the same, at PDL's cost, risk, and expense.

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7.06	Indemnification by PDL.

(a)        PDL agrees to indemnify and hold GBI harmless against, and promptly on demand reimburse and make GBI whole for and in respect of, all Liabilities incurred by GBI arising out of or resulting from (i) any breach or nonfulfillment of any provision of this Agreement by PDL; (ii) any acts or omissions of PDL or its agents or employees; (iii) any claim of a customer of PDL or any direct or indirect purchasers therefrom against GBI alleging breach or nonfulfillment of a Warranty or a remedy therefor not expressly given by GBI in writing; (iv) any claim, suit, or arbitration filed by PDL against GBI in contravention of or inconsistent with GBI’s rights under this Agreement; or (v) GBI's enforcement of its rights under this Agreement.

(b)        If any lawsuit or enforcement action is filed or initiated against GBI under circumstances entitling GBI to the benefit of indemnity under Subsection 7.06(a)(i), (ii), or (iii), PDL shall provide GBI with a vigorous and competent legal defense thereto, unless GBI elects to take control of the investigation and defense of such suit or enforcement action, in which case GBI may engage attorneys of its own choice to handle and defend the same, at GBI's cost, risk, and expense.

ARTICLE VIII
TERM AND TERMINATION

8.01	Term.

(a)        The term of this Agreement shall commence upon the date first above written and shall continue in effect until the termination thereof five (5) years after such date; provided, however, this Agreement and GBI's appointment and license grants may be cancelled before the end of the term as set forth below in this Article VIII.

(b)        PDL and GBI agree that the Agreement will automatically renew for successive three year periods upon the expiration date of the Agreement if neither party gives the other party notice of intent to not renew the Agreement and the notice of intent to not renew the agreement is given to the receiving party not less than six months prior to the Agreement termination date, subject to earlier cancellation therein pursuant to the provisions of this Article VIII. No sales of Products to GBI or other transactions between PDL and GBI after the expiration of the term of this Agreement shall be construed as an extension or renewal of GBI's appointment and license grants hereunder unless PDL shall expressly agree in writing to such an extension or renewal for a specified term; provided, however, in connection with any such sales of Products or other transactions between the parties after the expiration of the term hereof, GBI shall be subject to all the restrictions and obligations set forth herein applicable to GBI.

8.02     Cancellation for Cause. Either party may cancel this Agreement before the end of the term by giving notice in writing to the other party, which notice shall be effective upon receipt of the Notice of Breach by the other party, should the other party fail or refuse to perform, fulfill, or comply with any provision of this Agreement, including

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but not limited to (a) any failure by GBI to make all payments to PDL and otherwise comply with the Terms and Conditions in a timely manner; (b) any failure by PDL to provide Products to GBI; (c)  any failure by either party to perform any of its other obligations under this Agreement in a timely manner; and (d) failure by the other party to cure the alleged breach within ninety (90) days of notice by the party claiming breach.

8.03	Effect of Termination or Cancellation.

(a)        Upon termination or cancellation upon expiration of the term of this Agreement in accordance with its provisions, GBI's appointment and license grants hereunder shall be terminated and neither of the parties shall be liable to the other for damages sustained from or arising out of, or alleged to have arisen out of, such termination or cancellation, but such termination or cancellation shall not affect the right of PDL to (i) recover damages sustained by reason of any breach or nonfulfillment of this Agreement by GBI; (ii) receive or recover any payments that may be owing or payable by GBI under the terms of this Agreement or any Purchase Order, invoice, or other instrument; or (iii) enforce all obligations and agreements of GBI set forth herein other than to purchase and distribute the Products after the effective date of such termination or cancellation.

(b)        Upon termination or cancellation for cause of this Agreement in accordance with its provisions, GBI's exclusive appointment and exclusive license grants hereunder shall become nonexclusive and neither of the parties shall be liable to the other for damages sustained from or arising out of, or alleged to have arisen out of, such termination or cancellation of exclusivity, but such termination or cancellation of exclusivity shall not affect the right of PDL to (i) recover damages sustained by reason of any breach or nonfulfillment of this Agreement by GBI; (ii) receive or recover any payments that may be owing or payable by GBI under the terms of this Agreement or any Purchase Order, invoice, or other instrument; or (iii) enforce all obligations and agreements of GBI set forth herein other than to purchase and distribute the Products after the effective date of such termination or cancellation.

(c)        Without limitation of the provisions of Section 8.03(a) and 8.03(b)above: (i) any and all amounts payable by GBI with respect to shipments or deliveries of Products, or any amounts otherwise payable by GBI under the terms of this Agreement, shall become immediately due and payable upon the termination or cancellation of this Agreement and (ii) PDL shall be fully entitled, upon the termination or cancellation of this Agreement, to sell Products directly to any Persons in the Territory, including without limitation any Sublicensees and other customers of GBI in the Territory, and to appoint and sell to successor Affiliates and Sublicensees and other representatives in order to service retailers and similar dealers and accounts and prospective accounts in the Territory. The provisions of Sections 3.02(c), 3.04, 4.01(b), 5.01 (b), 6.01, 6.02, 6.03, 6.04, 7.02(b), 7.02 (c), 7.03 (last sentence), 7.04, 7.05, 7.06 and Articles VIII, IX and X shall survive any termination or cancellation of this Agreement.

8.04     Disposition of Inventory. Upon termination or cancellation of this Agreement, PDL may, in its sole and absolute discretion, repurchase (but is not obligated to repurchase) all or any portion of GBI's existing inventory of the Products, including

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Products in transit to GBI (the "Remaining Inventory"), in accordance with the following terms and conditions:

(a)        The repurchase price for Products shall equal the lesser of (i) the price paid to PDL for said Products, exclusive of cost of shipment, taxes, and insurance or (ii) the price in effect for such Products on the date of such termination.

(b)        The repurchase price (as determined above) shall be reduced to reflect a fifteen (15%) -percent restocking charge to be assessed against GBI.

(c)        Only that portion of the Remaining Inventory currently being marketed and offered for sale by GBI as of the date of termination or cancellation and confirmed by GBI to be in saleable condition shall be eligible to be repurchased as set forth herein.

(d)        PDL shall have the right to set off against the repurchase price any amounts due from GBI.

(e)        GBI agrees to comply with any reasonable directions of PDL concerning the packaging and shipment of Products repurchased by PDL. GBI shall pay the costs of shipment and insurance for such repurchased Products.

(f)         Upon request by PDL, GBI shall submit to PDL a list of all Remaining Inventory within thirty (30) days following the effective date of termination or cancellation, and PDL shall have the right to inspect the Remaining Inventory before any disposition by GBI.

(g)        Upon termination or cancellation of this Agreement, GBI may not sell, transfer, or otherwise dispose of any of the Remaining Inventory until it is notified by PDL whether PDL elects to repurchase any of the Remaining Inventory. PDL shall have up to thirty (30) days following receipt of the list provided by GBI in accordance with Section 8.04(f) above in which to inspect the Remaining Inventory and to notify GBI of PDL's election. PDL may make the election at any time before the expiration of the election period. If PDL does not elect to repurchase some or all of the Remaining Inventory within such period, and if GBI has fulfilled all of its obligations under this Section 8.04, GBI may sell the Remaining Inventory that PDL has not elected to purchase to resellers in the Territory in accordance with the provisions of this Agreement.

(h)        In the event PDL chooses not to repurchase all or any part of GBI's Remaining Inventory, and notwithstanding the provisions of this Section 8.04, GBI commences any proceeding, either formal or informal, that seeks in whole or in part to compel the repurchase by PDL of GBI's Remaining Inventory, PDL agrees to pay all of PDL's costs and actual attorney fees incurred in the investigation, negotiation, litigation, and ultimate resolution of any such proceeding.

(i)         With respect to each portion of the Remaining Inventory that PDL elects to repurchase, GBI shall comply with all reasonable requirements of PDL for shipment or release of such repurchased Remaining Inventory to any Person(s) whom PDL may designate.

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(j)         PDL's rights and GBI's obligations under this Section 8.04 may be assigned by PDL, in whole or in part, to one or more other Persons (including without limitation any successor sales agents and distributors in the Territory).

8.05    GBI’s Obligations Upon Termination. Upon the termination or cancellation of this Agreement, GBI shall immediately cease to represent itself as an authorized sales agent and distributor of PDL with respect to the Products or otherwise and shall desist from all conduct or representations that state or imply that GBI is authorized by PDL to sell the Products, including without limitation, by ceasing use of all Trademarks, and by removing related signs, displays, and decals from all GBI's correspondence, advertising, vehicles, offices, buildings, and other property. Notwithstanding the foregoing, however, GBI shall have the right to sell in accordance with the provisions of this Agreement any of its Remaining Inventory that PDL does not elect to repurchase pursuant to the provisions of Section 8.04.

8.06     Disposition of Sales Aids Upon Termination. It is understood and agreed that all sales aids or literature, technical advice and knowledge, and other information with respect to the Products that may from time to time be furnished, communicated, or delivered by PDL to GBI is for GBI's marketing and resale of the Products only during the term of this Agreement. The same shall not be reproduced in any fashion without the prior written consent of PDL. Upon any termination or cancellation of this Agreement, GBI shall forthwith return to PDL all written information of any kind in its possession or subject to its control relating to any characteristics of the Products, including without limitation, all drawings, technical specifications, price lists, and similar written materials.

8.07    GBI's Employees and Agents. During the term of this Agreement and upon and after any termination or cancellation hereof, GBI shall be solely responsible and liable for any and all compensation or benefits payable to employees and agents of GBI, whether evidenced during the term of their respective retentions or in respect of the termination of any such retention. GBI shall indemnify and hold PDL harmless from and against any and all Liabilities incurred by PDL arising out of or relating to any employees, representatives, or agents retained or formerly retained by GBI or the termination of any of their respective retentions.

ARTICLE IX
LIMITATION ON CLAIMS

9.01    Limitation Period for GBI Claims. All claims, causes of action, or demands of GBI arising under this Agreement or otherwise arising with respect to the Products or their purchase or resale by GBI hereunder, any Purchase Order, or any Warranty shall be forever barred unless GBI gives written notice thereof to PDL within ninety (90) days from the earlier to occur of (a) the event or omission giving rise to such claim, cause of action, or demand or (b) the termination or cancellation of this Agreement. Failure by GBI to give notice of such claim, cause of action, or demand in accordance with this Section shall constitute an absolute bar to such claim, cause of action, or demand.

PDL GBI Final Agreement	Page 17

9.02    Release. GBI acknowledges and agrees that, by entering into this Agreement, GBI does hereby waive and forever release any and all actions, causes of action, demands, complaints, suits, or other claims GBI has or may have as of the date hereof with respect to any prior sale, delivery, or shipment of Products and any Purchase Order given before the date hereof, including but not limited to any claim that Products were defective or delivered late or that any Products may be returned to PDL.

9.03    Limitation Period for PDL Claims. All claims, causes of action, or demands of PDL arising under this Agreement or otherwise arising with respect to the Products or their purchase or resale by GBI hereunder, any Purchase Order, or any Warranty shall be forever barred unless PDL gives written notice thereof to GBI within ninety (90) days from the earlier to occur of (a) the event or omission giving rise to such claim, cause of action, or demand or (b) the termination or cancellation of this Agreement. Failure by PDL to give notice of such claim, cause of action, or demand in accordance with this Section shall constitute an absolute bar to such claim, cause of action, or demand.

9.04    Release. PDL acknowledges and agrees that, by entering into this Agreement, PDL does hereby waive and forever release any and all actions, causes of action, demands, complaints, suits, or other claims PDL has or may have as of the date hereof with respect to any prior purchase, receipt, or acceptance of Products and any Purchase Order received before the date hereof.

ARTICLE X

GBI INVESTMENT IN PDL

10.01  GBI Investment in PDL. GBI and PDL mutually agree that GBI shall invest not less than $200,000 into PDL for PDL’s use as working capital to be used solely by PDL to fulfill its duties and obligations under this agreement.

10.02  Form of Investment. The investment shall be made as a convertible debenture in US Dollars substantially in the form shown in Exhibit E.

10.03  Terms and Conditions of Investment. The terms and conditions of the investment and convertible debenture shall be negotiated prior to the investment into PDL. PDL and GBI shall agree that the following terms and conditions will be included in the final convertible debenture:

(a)        The note shall, at PDL’s option, either convert into preferred stock of PDL at the premoney valuation of PDL at PDL’s next financing or be repaid to GBI inclusive of all principle and interest.

(b)        The convertible note shall carry an interest rate of ten percent (10%) per annum;

(c)	The term of the note shall be for twelve (12) months;

(d)	The investment in PDL shall occur on or before March 31, 2006.

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10.04  GBI and PDL agree to negotiate the convertible debenture in good faith and immediately upon execution of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.01  Assignment. GBI shall not assign, delegate, or otherwise transfer any right or obligation arising under this Agreement, and any such purported assignment, delegation, transfer, or attempt to assign, delegate, or transfer any right or obligation hereunder, except as allowed in this Agreement, without the prior written consent of PDL, shall be null, void, and of no effect. If GBI is a corporation, partnership, limited liability company, joint venture, private company, public limited company, or other organization or entity, then any change in the Person or Persons in Control of GBI shall be deemed an attempted assignment of this Agreement subject to the restrictions of this Section 11.01. PDL may assign its rights under this Agreement (including the Terms and Conditions) without restriction, and PDL may specifically assign any rights or obligations hereunder to any Affiliate of PDL with respect to any sales of Products to GBI and services requested by GBI to be furnished in the Territory, and in this event such Affiliate of PDL shall receive all payments pertaining to such sales of Products and services.

11.02  No Waiver. No waiver by PDL of any breach in the performance of its obligations on the part of GBI or any breach or series of breaches by GBI of any of the terms or conditions of this Agreement shall consequently waive any subsequent default or breach in performance of this Agreement.

11.03  Severability. Any provision of this Agreement that in any way contravenes the law of any state, country, or other jurisdiction in which this Agreement is effective shall, in such state, country, or other jurisdiction, to the extent of such contravention of law, be deemed severable herefrom and shall not affect or impair any other provision hereof or the validity or enforceability of this Agreement (less the severed provision).

11.04  Local Law Requirements. GBI agrees, at its own expense, to take such steps as may be required to satisfy any laws or requirements with respect to declaring, filing, translating, registering, or otherwise rendering this Agreement or GBI's appointment hereunder valid in any and all parts of the Territory. Likewise, GBI shall bear and pay any stamp tax, duty, registration fee, or similar charge payable in the Territory in respect of this Agreement or GBI's appointment hereunder. Upon termination or cancellation of this Agreement, GBI shall take all actions requested by PDL to terminate any registrations or other public or governmental filings with respect to this Agreement in the Territory.

11.05  Notices. Any notice required or permitted hereunder by the parties, unless otherwise specifically provided, shall be given by sending such notice in writing, properly addressed to the other party's address or facsimile number set forth in the heading of this Agreement, by prepaid private overnight courier or by facsimile. A duplicate copy of any notice given to PDL shall be sent simultaneously to PDL's counsel, David S. Grosky,

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Esq. 2848 Twin Oaks Drive, Highland Park, Illinois, 60035. Except as otherwise provided herein, all such notices shall be deemed given as of the time of receipt; provided, however, notice transmitted by facsimile shall not be effective unless the sender retains its confirmation of successful transmission to the appropriate facsimile number. Either party may change the address and facsimile number for the receipt of notice by giving notice to the other party in accordance with this Section. Rejection or the refusal to accept or the inability to deliver notice because of any change in address or facsimile number of which no notice was given as provided herein shall be deemed to be receipt of the notice sent.

11.06  Entire Agreement. This Agreement and the exhibits attached hereto (including but not limited to the Terms and Conditions) set forth the entire agreement and understanding between the parties with respect to the subject matter hereof and supersede all prior discussions and agreements between them with respect to such subject matter, including but not limited to any and all prior International Distribution Agreements between them. Neither of the parties shall be bound by any conditions, definitions, representations, or warranties with respect to the subject matter of this Agreement other than as expressly provided herein or in a subsequent writing signed by a duly authorized representative of the party to be bound thereby. No representation, warranty, course of dealing, or trade usage not expressly set forth in this Agreement shall be binding on PDL. Notwithstanding any provision hereof to the contrary, this Agreement shall not relieve or release GBI from any obligation that has accrued under a prior agreement between the parties, including but not limited to GBI's obligation to make payment of any monies owed to PDL with respect to prior purchases of Products.

11.07	Dispute Resolution.

(a)        Subject to the provisions of Section 11.07(b) below, all disputes, differences, controversies, or claims arising out of or relating to this Agreement (including the attached Terms and Conditions), or the validity, interpretation, breach, violation, or termination thereof, shall be finally and solely determined and settled by arbitration in Las Vegas, Nevada U.S.A in accordance with the International Arbitration Rules of the American Arbitration Association. The arbitration shall be conducted by a sole arbitrator, and all proceedings shall be conducted in the English language. The arbitrator shall make the final determination as to any discovery of materials and information before the hearing of the cause. The arbitrator shall be chosen by the American Arbitration Association, and the arbitrator's award shall state the reasons upon which the award is based. The arbitrator is hereby instructed, directed, and commanded to assume case management initiative and to initiate early scheduling of all events and proceedings so as to resolve any dispute as expeditiously as possible. The parties consent to the personal jurisdiction of the courts of the State of Nevada with respect to (i) any dispute arising out of or relating to this agreement to arbitrate and (ii) the enforcement of the arbitrator's award. Judgment upon any arbitration award may be entered and enforced in any court of competent jurisdiction.

(b)        Notwithstanding the provisions of Section 11.07(a), PDL may apply to a court of competent jurisdiction in Illinois, U.S.A. with respect to (i) any claims by PDL for amounts owed by GBI in connection with sales of Products to GBI or (ii) any claims

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by PDL for injunctive relief and other interim measures to prevent or stop irreparable harm to PDL's rights hereunder or under applicable law, including but not limited to any rights of PDL with respect to Trademarks, Copyrights, Confidential Information, patent rights, know-how, trade secrets, or other intellectual property rights. GBI hereby submits to the jurisdiction of the courts of Nevada and appoints the Secretary of State of Nevada as its agent for the service of process in the event litigation is filed by PDL in accordance with the terms of this Section. GBI AND PDL HEREBY KNOWINGLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL FOR ANY AND ALL CONTROVERSIES ARISING OUT OF THIS AGREEMENT.

11.08  Governing Law. This Agreement and its formation, operation, and performance shall be governed, construed, performed, and enforced in accordance with the internal laws of the State of Nevada, without giving effect to any choice of law principle that could result in the application of the laws of any other jurisdiction. Without limiting the generality of the foregoing, the United Nations Convention on Contracts for the International Sale of Goods (CISG) shall not apply to this Agreement or to any of the transactions contemplated by this Agreement.

11.09	Authority.

(a)        Each party hereby represents and warrants that (i) it is validly existing under the laws of its jurisdiction of organization; (ii) it has all the legal power and capacity necessary to own its properties, conduct its business, and enter into and perform this Agreement; (iii) it holds all licenses, permits, and authorizations from governmental entities necessary for such party to enter into and perform its obligations under this Agreement; and (iv) the party's entry into and performance of this Agreement is duly authorized under all laws, regulations, governmental registrations, and governing documents applicable to the party.

(b)        Each person signing this Agreement and each party hereto hereby represents and warrants that this Agreement is a valid and binding agreement of each respective party and that each person signing this Agreement has been duly authorized to enter into this Agreement on behalf of the party he or she is representing herewith, and that all necessary actions have been taken, including the observance of all necessary formalities, in order to make this Agreement the valid and binding obligation of the party, enforceable according to its terms against the party pursuant to the laws of the jurisdiction under which the party is organized and existing.

(c)        GBI shall be bound by all Purchase Orders and other commitments given by individuals placed by GBI in a position to communicate and deal with PDL, all of whom shall be conclusively presumed to be authorized to act on behalf of GBI; provided, however, if GBI furnishes PDL a written list of its employees or agents authorized to give Purchase Orders or other commitments, then PDL shall require at least one of such individuals to approve or ratify the Purchase Order or other commitment.

11.10  Modification. Subject to the terms and provisions hereof, this Agreement (including any exhibit hereto) shall not be deemed or construed to be modified, amended, rescinded, canceled, or waived, in whole or in part, unless done so in a writing signed by all of the parties hereto.

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11.11  Publicity. Subject to the requirements of any applicable governmental rules or regulations, GBI shall not issue any press releases or engage in any other types of publicity of any nature dealing with the commercial and legal details of this Agreement without the prior written approval of PDL.

11.12  English Language. All notices, correspondence, Purchase Orders, and other documents or communications relating to this Agreement shall be in the English language. If any translation of this Agreement has been made or shall be made into any other language, the English language version of this Agreement shall be the sole official version and shall be the controlling authority with respect to all terms, conditions, and provisions of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed to take effect on the date first stated above:

For Prion Developmental Laboratories, Inc.	___________________________
Signature

___________________________
Officer Name

___________________________
Title

___________________________
Date

For Genesis Bioventures, Inc.	___________________________
Signature

___________________________
Officer Name

___________________________
Title

___________________________
Date

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EXHIBIT A

PRODUCTS

The following items comprise the "Products" (as defined in Section 1.10 of the foregoing Agreement), as of the date of this Agreement and continuing until this Exhibit A is amended in a writing signed by both parties:

Transmissible Spongiform Encephalopathy Rapid Diagnostic Assays, Including but not limited to:

Bovine Spongiform Encephalopathy (BSE) Rapid Assay

Scrapie Rapid Assay

Chronic Wasting Disease (CWD) Rapid Assay

Creutzfeldt-Jakob Disease (CJD) Rapid Assay

Variant Creutzfeldt-Jakob Disease (Variant CJD) Rapid Assay

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EXHIBIT B

TERRITORY

Subject to the provisions of Section 4.01 of the foregoing Agreement, the following geographic area comprises the Territory (as defined in Section 1.15 of the foregoing Agreement), as of the date of this Agreement and continuing until this Exhibit B is amended in a writing signed by both parties:

All territories in the world excluding Canada, which Canadian rights have been previously granted to GBI by PDL under a prior agreement.

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EXHIBIT C

TERMS AND CONDITIONS OF INTERNATIONAL SALES

All sales to be reported in United States Dollars

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                                                                                       EXHIBIT D

MINIMUM PRODUCT VOLUMES

THE TERRITORY AS A WHOLE:

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EXHIBIT E

FORM OF CONVERTIBLE DEBENTURE

See Attached Document: CONVERTIBLE PROMISSORY NOTE

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